Gamify, Inc.

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Recommendations

“Gamification of cognitive assessment is a fantastic idea and we are in suchneed of an updated set of assessment tools - I am thrilled with the approach that Erik, Katrina and Alex are taking and can’t wait to put it to good use.”

-- Jane Holmes Bernstein, Ph.D.
Center for Neuropsychology
Boston Children’s Hospital

Testimonials

Chuck Hughes
President, Road to College
Former Senior Harvard Admissions Officer

“I am amazed by how many high school students with whom I work have dealt with concussions in middle school and early in HS. The impacts of a concussion on their academic performance, particularly in high school, so often leads to lower grades on a student’s academic record. Reported grades matter in college admission, and process, parents, students, school counselors and health professions need to develop a better protocol than what exists today for managing how and when a student should be placed back into a classroom setting.”

Introduction

Gamify, Inc. is solving an unmet need in brain function testing. With the prevalence of concussion in youth sports and recreation, our first focus is concussion recovery.

Our products blend brain science with game design. We offer the first upgrade in brain function testing in nearly half a century using a modern, affordable and globally accessible apps that feel like games.

Our target market is athletes, parents of athletes, physicians, and various national and international athletic leagues that have clearly stated their interest and commitment in sports safety. This includes injury/recovery monitoring and using improved methods for their team members.

We anticipate capture of additional customers who have an interest in their brain health and/or enjoy gaming, as our products are globally accessible and affordable.

Problem

Everybody knows somebody who has been, in some way, affected by concussion.

If you have had a concussion or care for somebody who has, you know first hand the ambiguity inherent in concussion management: Am I getting better? Worse? When is it safe to return to school/work/play? All these questions, and more, are common and the answers are vague.

Today's brain function tests are in the forms of outdated games, puzzles and stories that over the course of 1-2 days assess a patient's brain injury. Most tests are designed to be taken only once in a while and in a controlled, clinical setting. This lacks real world applicability and limits patient access to evaluation.

Reliability of testing in the case of concussion management is problematic for three primary reasons:

1. Effort is critical to an accurate assessment. During follow-up visits a, patient may become bored or tired of taking a test and not try their best, *resulting in performance well below their actual level of ability*.
2. Current tests are designed to be taken only on occasion. Improvement on repeated test results based on familiarity with the test rather than improved brain function, called "practice-effects," is one of the bigger issues in neuropsychology. Reliance on results of repeated testing has the potential *to falsely improve estimates of functional capacity*.
3. Testing is administered in a clinic or lab that has the advantage of controlled conditions; unfortunately the real-world applicability is lacking given the artificial environment.

This year alone, we anticipate anywhere from two to four million concussions will be reported; many more injuries actually go unreported.

Further, following a diagnosis of concussion, medical doctors provide patients with a series of recommendations but do not know whether the patient is following through with the recommendations and improving as anticipated or, alternatively, getting worse. Updates are limited to clinic visits in which assessment is based on direct behavioral observation, patient self-report and tests that have limited reliability. While important, subjective self-reports are notoriously faulty.

If you want to know more about concussion, or test your knowledge, you can visit the CDC website for more information:
https://www.cdc.gov/dotw/concussions/ →

Solution

Gamify, Inc. has developed a modern approach to cognitive assessment. Our products are highly engaging, affordable and world-accessible mobile role-playing games that address the inadequacies of today's methods.

We recognize the value in our unique approach that allows for repeated testing in a rewarding mobile game. We also know the importance of remotely tracking progress for real-time communication with a physician.

An important differentiator begins with one key concept: accessibility. Accessibility applies to several aspects of how players, patients, and supporting circles will access the game, product and results.

- Accessible on mobile - iOS, Android and FireOS
- Accessible to acquire online
- Accessible point of entry - a polished experience for new users

Our Unique Solution Addresses Three Primary Problems with Cognitive Assessment

Current State: Today's tests are boring, cognitive assessment requires effort



Gamify's Innovation I:
An immersive mobile role-playing game
- Increases effort and motivation to perform well
- Quietly capture cognitive function in the background
- Narrative, Goals, Achievements and Rewards

Current State: Infrequent collection of data at a sporadic, variable rate of time

Gamify's Innovation II:
Frequent collection of data on cognitive skills over time
- Many points of data allow for accurate assessment of true cognitive ability
- Eliminates concerns from practice-effects, challenges adjust based on competency


True Baseline
Competency
Practice

Current State: Dated, controlled, in-clinic tracking of data



Gamify's Innovation III:
Real-time remote tracking of data
- Frequent remote reporting will increase quality and lead to accurate feedback on cognitive status
- Identify change from expected recovery trajectory
- Played on mobile devices anywhere. (iOS, Android and FireOS)

Market

The primary market focus for our first product is youth sports concussion. The CDC reports that the number of reported concussions are rising despite increased safety regulations. This is most likely due to awareness and willingness to report, both reaching critical mass across many social groups.


N. American Target Userbase
Young adults
15.9%
Non-Core
15.9%
Youth 6-9
15.4%
Youth 13-17
32.2%
Youth 10-12
20.6%


USA & CAN med and hi-risk activities (44M)
Other Risk Sports
5.0%
Lacrosse
1.7%
Basketball
20.7%
Track and Field
4.7%
Volleyball
4.4%
Baseball/Soft
21.1%
Football
13.7%
Soccer
15.6%
Hockey
3.9%
Cheer
2.1%
Gymnastics
5.3%
Wrestling
1.9%

Chart Criteria and Methodology:

The CDC anticipates there will be 1.6 - 4 million concussions this year, inclusive of all market areas in our images.

For our analysis, we used the following criteria and definitions to stratify the target market:

- High risk is considered as more than 25 reported concussions a year per 100K participants,
- Medium risk is more than 5 reported concussions a year per 100K participants,
- Low risk is less than 5 reported concussions a year per 100K.

"Risk" is defined by the number of reported concussions, not the severity of reported concussions. This is because even a low risk activity can lead to a severe concussion.

For our initial Go to Market strategy, we are focused on the High and Medium risk sports.

Further, our initial Go to Market strategy supports open, global access to our apps. As a result, we anticipate additional market capture beyond our initial youth sports / concussion target market from two potential groups:

- Children who are not in at least one organized sport (18 - 27% of US children)
- People (children or adults) who want the benefits of monitoring cognitive function for their own interest, safety, or curiosity.

Competitive Landscape

Gamify is the only company poised to provide a reliable and improved neuropsych assessment tool with a high rate of user engagement, and Gamify is the only company designing product at inception that will provide a cognitive big data source based on real-time assessment and data capture.

"Medical Gaming" is a growing trend. Gamify is in the healthcare gaming space as an assessment tool focused on cognitive function. There are examples of successful mobile application in this genre, yet nothing available now addresses concussion directly.

Furthermore, none fulfills the complete set of solutions: reliable test-retest results, accessibility and availability, real-time feedback for health professionals and individuals anytime from anywhere.

In medical gaming there are no direct competitors focused on concussion recovery as a product and service. We are the emerging leader.

Gamify's concussion application is not competing with on-field concussion assessment; in this area it is an ideal supplement to diagnosis but due to its level of sensitivity to change it is tailored for day to day assessment and not necessary for extreme diagnosis.

It is also important to note that we are not a therapeutic, digital drug or a brain game. We view those sectors of medical gaming as high business risk. Scientific validation has not been achieved in each of the critical areas: data validation of method and brain change, real world effect, and long term real world applicability.

Other Competitive Landscape Analysis:

Digital Assessment:
The only commercially available tools are using the same methods developed in the 1970s and prior. We know so much more about brain function, yet no competitor has released a toolset for modern neuropsychology using updated methods. "Going digital" is not a notable update to the science.

Medical gaming (cognitive skill focused):
A number of healthcare video games are in development, however their goal is as a therapeutic (i.e. digital drug, brain game) Specifically for products that are focused on altering cognitive function, positive results of improvement due to the applications are not recognized in real world scenarios.

Preliminary Industry Analysis:

There are several other cognitive assessment publishers not listed here..

	ASSESSMENT			GAMIFICATION				
	Gamify	Impact	Savonix	Neuroscape	Lumocity	BrainHQ	Akili Int.	
CONCUSSION FOCUS	√	√						
RELIABLE TEST RETEST	√			√				
REALTIME	√			√	√		√	
REMOTE ASSESSMENT	√		√		√	√		
ACCESSIBILITY	√				√	√		

Business Model

In addition to traditional mobile application accessibility and distribution (e.g. application stores, ad placement and organic community distribution), the initial market focus is youth sports and recreation, which we can reach through youth leagues, sports associations, parent-teacher organizations, schools and universities.

Demand-generation has begun at the educational, parent and sports-league level, which we will continue to strengthen as part of our app development and ultimate pilot effort. We fully intend to capitalize on our unique value, unmet need and current known demand to continue growing additional interest and ultimate use of product.

To supply the demand in an accessible, affordable way, we support two business models:

For the Consumer: Freemium
Access to the game is free for anyone with a mobile device. Revenue is generated through subscription fees for those who wish to receive additional functionality, such as *cognitive reports, triggered event notifications and helpful relevant information and recommendations.*

For the Physician: Fee-Based, License-for-Use
Individual patient cognitive scores will be securely available to licensed psychologists and medical professionals. As is standard for this type of assessment toolset, there is a initial licensing fee and an annual licensing update fee. Doctors that participate in the assessment program will be able to evaluate and treat any number of patients with one license.


a)
b)
c)

Progress

In our first year, we have met our milestone commitments, including setup of essential business infrastructure to support our success:

- January - Aug 2017:
    - Built initial business case,
    - Assembled team,
    - Attracted and retained scientific advisors and subject matter experts
    - Created prototypes of the three cognitive skill tests that are most sensitive to neurological dysfunction caused by mTBI as well as design for incidental cognitive skill tests useful for support and validation.
- Aug 2017 - December 2017:
    - Attracted experienced business mentors

- Completed business case and funding model
- Conducted an initial pilot study and collected data
- Began using the data to iterate and improve the skill test.

Team

Gamify's Founding Team

Gamify provides the first innovative and engaging means of measuring and monitoring brain science, with an initial focus on concussions. Not only is concussion an area of need, but the founding team is better qualified to address it than any other area, with their experience in pediatrics, brain function, assessment and design, as well as being leaders in youth sports concussion and research, with in-depth industry knowledge.

The existing market uses testing methods created over 40 years ago. Disrupting an existing market with an innovative and pioneering product starts with cross discipline collaboration that sets creative change in motion.

Gamify is a team of experts in the the game development industry and neuropsychology: disciplines necessary to take on this challenge with a modern and fresh approach.



Erik K Boyer Co-Founder and CEO Gamify, Inc

If you have played or know anyone who has played AOL or Leap Frog pre-K to grade 2 educational games, or Batman Arkham Underworld or DnD Online, chances are you have experienced some of Erik's work.

Since the early 1990s, Erik's career has been fueled by his hands-on leadership approach for developing multimedia (interactive, visual and audio production). In the last 20 years, he has focused on video game development and gamification in education, psychological assessment and Business to Consumer marketing. His roles and company experience ranges from Founder of his own companies (Gamify is his third start-up) where he thrilled clients such as John Hancock Observatory and McDonalds, or as a Producer and Team Lead in larger companies such as WB Games / Time Warner.

Erik has extensive experience in digital distribution and marketing in European and Asian countries, including necessary cultural changes required for localization of new IP and products.

Erik has built a career on mixing his creativity with his love of game design to develop educational, entertainment, and scientific- and now medical-related games. Erik's reputation is based on a profound and unwavering belief that video and media games should not only provide an exciting and engaging gaming experience that retains each user, but also provide meaning to those who are playing. He is an expert in the onboarding and retention process and has a deep scientific understanding of what makes people want to continue to play a game well after their first few hours of play.

Gamify Inc, his latest venture, blends game design with brain science to offer the first upgrade in brain function testing in nearly half a century. By developing modern, affordable and globally accessible apps, patients feel like they are playing a game vs taking a test, and treating physicians receive critical data more frequently to monitor progress. The first stop: the unserved individuals and families dealing with concussion.



Katrina Boyer, Ph.D. Co-Founder and Science Advisory Director

Snapshot Credentials and Expertise:

- PhD, Clinical Psychology
- Director, Neuropsychology of Epilepsy Program, Epilepsy Center, Boston Children's Hospital
- Staff Neuropsychologist, Departments of Neurology and Psychiatry, Boston Children's Hospital
- Assistant Professor of Psychology, Department of Psychiatry, Harvard Medical School

Katrina knows first-hand the value of developmental assessment along with the limitations of current cognitive assessment tools and methods. As such, Gamify relies on Katrina's expertise in brain development and medical system business experience regarding the existing and well-known demand for modern and more effective cognitive assessment tools.

Katrina's expertise is in the neurodevelopmental aspects of pediatric epilepsy from a clinical and research scientific perspective. She has developed a career as an expert in neuropsychological assessment of children and continues her work with her research team as she develops Gamify as a co-founder and clinical expert.

Early in Katrina's career she participated in the revision of a widely utilized and commercially available intelligence test and developed a computer based test of executive function with variable reward parameters. These early career experiences combined with clinical and research use of dozens of cognitive tests has informed Katrina of the substantial limitations in current-day neuropsychological assessments and the vast possibilities to improve those assessments with modern-day innovation.

Katrina is an active member of the International Neuropsychological Society and the American Epilepsy Society. Within her work and as part of her credentials, she understands the scientific and clinical demand for what Gamify is offering and is well-positioned to be a part of Gamify's development and Go-To-Market strategy.



Alex M Taylor, Psy.D. Co-Founder and Brain Injury Specialist (Concussions)

Snapshot Credentials and Expertise:

- PsyD, Clinical Psychology
- Director, Neuropsychology, Brain Injury Center, Boston Children's Hospital
- Co-course Director, Annual Sports Concussion, Traumatic Brain and Spine Injury Conference, Harvard Medical School / Boston Children's Hospital
- Co-Course Director, MA Department of Public Health approved concussion training, Boston Children's Hospital
- Assistant, Department of Neurology, Boston Children's Hospital
- Instructor, Department of Psychiatry, Harvard Medical School
- Consultant, Neuropsychologist, Major League Soccer

Alex rounds out the founding team with significant brain injury / concussion expertise, particularly with regard to sports-related injury.

Alex brings extensive and practical neuropsychological experience to Gamify. He too understands the unmet need for improved and modernized neuropsychological assessment, especially related to tracking recovery and utilizing data to inform return to school and sports decisions following brain injury.

Alex is an active member of the Massachusetts Neuropsychological Society, International Neuropsychology Society, and American Psychological Association. He is also a charter member of the Sports Neuropsychology Society and currently serves on its research and education committee.

Alex's passion and commitment to the best possible assessment, treatment and long-term care of concussion patients is evident in his many publications, presentations and speaking engagements. Gamify's development and Go-to-Market strategy nicely aligns with Alex's expertise, network and reputation in the field of brain injury and concussion.

Advisors

For The Science:

- Alexander Rotenberg, M.D., Ph.D.
    - Director, Neuromodulation Program, Epilepsy Center, Boston Children's Hospital
    - Attending Physician, Department of Neurology, Boston Children's Hospital
    - Associate Professor of Neurology, Harvard Medical School
- Prof. Keith Yeates, Ph.D.
    - Ronald and Irene Ward Chair in Pediatric Brain Injury
    - Professor, Department of Psychology, University of Calgary, Alberta

For the Business:
The team is supported by mentoring from experts in their field with affiliation from Harvard Medical School, University of Calgary, MIT, Yale, Northeastern University and Warner Bros.

Use of Proceeds

Our milestones to date have been on track and we are proud of our accomplishments and momentum in the first year, demonstrating our impressive ability to appropriately and efficiently manage bare-essential resources for optimal results.

The next steps are critical to our growth and timing to market.

In order to establish our fact based methods as scientifically valid we need to approach them with the same rigor and standards as that of any other medical application.

To do so requires:

- A process of scientific validation with a monitored human study and oversight by "uninterested third-party" reviewers (that gain nothing from our outcome). *The funds we are raising now will contributed to external services related to a pilot study and clinical validation, such a third party IRB, test subjects and statistical review.*
- Grants to several well matched organizations that are seeking to advance neurocognitive research, as these funds can further propel development in the coming year. *Approximately 15% of our funds will be used to apply for these important grants.*
- A right-sized organizational structure to enable early-stage, appropriately-paced growth. *The funds we are raising now will contributed toward operational overhead, including taxes, legal fees and contracting, in order to provide operationally sound oversight to execute strategy as planned. Director level and above staff will earn equity and minimum wage payment for services.*

Be a part of Gamify, Inc.

This is an offering of Common Stock, under registration exemption 4(a)(6), in Gamify, Inc.. This offering must raise at least $10,000 by April 14, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Gamify, Inc. may issue additional securities to raise up to $103,500, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,090,000 shares × $1.15 per share
= $2,403,500 implied valuation

Pitch Deck


GAMIFY, Inc.
ASSESSMENT GAMING
A modern solution for concussion recovery


Of the 4M affected in the US:
750,000 youth to ER
33% report Post Concussion Syndrome
Many more unreported
Incidence of persistent PCS unknown
(Zemek et al, JAMA 2016; Broglio et al JAthT 2007, CDC, etc)
An estimated 3 - 8 % of participants in youth sports will suffer from a head injury this year.


Concussion is not a visible cut or broken bone, you can't simply "see" the damage.
There is a disconnect between diagnosis and recovery:
Doctors can't monitor recovery.
Parents don't know what to do.


An accessible solution in a mobile application
Innovations
Rewarding and motivating role-playing mobile game...
...designed for repeated testing...
...remotely monitors results in real time.


Market Opportunity
USA & CAN med and hi-risk activities (44M)
Other Risk Sports
Lacrosse
1.7%
Basketball
Track and Field
Volleyball
4.4%
Baseball/Soft
21.1%
Football
Soccer
Hockey
Cheer
Gymnastics
5.3%
Wrestling
1.9%
Young adults
Non-Core
15.9%
Youth 6-9
Youth 13-17
Youth 10-12
20.6%
Schools, universities, sports leagues and clubs
Strategic focus on youth markets does not exclude active athletes over 18.
There are a greater number of active individuals in the 13-17 age range that will benefit, as well as ages 6-12.
Many of the non-core (less active in organized sports, low risk organized sports, and recreational activities) are also ideal customers.


Recurring Revenue
10% of N. American market
Subscription
Consumer + Clinical
$180M
Annual
Parallel needs drive demand for a common accessible solution


Next Steps
Complete Pilot Study
Clinical study and data collection
First round of funding goes toward:
Clinical study and associated external costs
Temp Staff: Statistician, grant writer, art and design
Legal fees, and mandatory overhead
AGENT ONE


3 Year World Wide Release Strategy
Functional prototype
Today
Software Launch
Global Software Launch
2017
2018
2019
2020
Market Evaluation
Pilot Study and Beta
Begin cognitive clinical study
Phase I
Cognitive Assessment
Phase II
Wearable-tech integration
Phase III
Predictive outcomes assisted by machine-learning
Current round
($100K)
($400K)
($1.5M)
($500K)


Founding Team
CEO
WB Games
Batman Arkham Underworld
DnD Online
4X Entrepreneur
Brain Injury Specialist
Alex Taylor, Psy.D.
Harvard Medical School
Boston Childrens Hospital
MLS New England Revolution
Science Advisory Director
Assistant Professor of Psychology,
Harvard Medical School
Boston Childrens Hospital
Development Team Members
Software Architect
Disruptor Beam
WB Games
PerkinElmer
Immersion Design
Ben Schneider
Daybreak Games
WB Games
Big Huge Games
Science Advisory and Product Development Mentors
Alexander Rotenberg, M.D., Ph.D
Director, Neuromodulation Program,
Associate Professor of Neurology,
Boston Children's Hospital and Harvard Medical School
Prof. Keith Yeates, Ph.D.
Ronald and Irene Ward Chair in Pediatric Brain Injury
Professor, Department of Psychology,
University of Calgary, Alberta


When we succeed...
The recommended cognitive assessment toolset for research and patient care
Played by millions of people worldwide (iOS/Android/FireOS)
The largest pool of centralized cognitive data

Download Pitch Deck

More Info

- Website: http://gamify.science →
- Facebook: https://www.facebook.com/GamifyScience/ →
- Twitter: @gamifyScience →

Financials

Priority use of funds will cover operational overhead of preparing the product for clinical trials and publishing scientific findings. Compensation for time, regulation overhead and daily operations involved in a clinical trial are covered by the following categories: Completion of pilot study, fund clinical trial, necessary wages, working capital including legal fees and patent filing fees if applicable. In the event we do not raise enough to go from Pilot Study to Clinical Trials, we will continue to develop and beta test the application and continue grant application filing until additional funds are raised at a later date.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Gamify, Inc.'s SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

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Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.